Exhibit 3.1

Amendment to Amended and Restated By-Laws of Hasbro, Inc.

This amendment to the Amended and Restated By-Laws of Hasbro, Inc., as amended through the date hereof (the "By-Laws"), is effective as of December 10, 2015 (the "Effective Date").  As of the Effective Date the By-Laws are amended by:

 (A) deleting the second sentence in the sixth paragraph of the existing Section 2.10(d) of the By-Laws and replacing such sentence it in its entirety with the following two sentences:

"For purposes of satisfying the ownership requirement under this paragraph (d) of Section 2.10, the shares of the Corporation's capital stock owned by one or more shareholders, or by the person or persons who own shares of the Corporation's capital stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20).  The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide, together with the notice delivered to the Corporation pursuant to this Section, documentation reasonably satisfactory to the Board of Directors or its designee that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a "family of investment companies" or a "group of investment companies" (each as defined in the Investment Company Act of 1940 and the rules, regulations and forms adopted thereunder, all as amended)."
(B) deleting the reference to three (3) business days in the second sentence of the eighth paragraph of existing Section 2.10(d) of the By-Laws and replacing it with five (5) business days, such that the sentence reads in its entirety as follows:

"A person's ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five (5) business days' notice or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person."